UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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UNITED CONTINENTAL HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following is a note to employees, dated April 20, 2016, from Oscar Munoz, the President and Chief Executive Officer of United Continental Holdings, Inc. and United Airlines, Inc.:

Dear Team,

As we accelerate our path forward, I am motivated by the positive momentum I am seeing across the airline.  In fact, just this past Saturday our nearly 30,000 IAM-represented employees voted overwhelmingly to ratify seven new contracts. These new contracts are well deserved, and I assure you that my highest priority is getting contracts like these done with the AFA and IBT for our flight attendants and technicians, as well.

To guide and bolster United’s continued momentum, we have also been making meaningful changes to United’s Board of Directors. This includes last month’s appointment of three new world class independent directors that collectively added substantial aviation, technology and financial leadership to the Board, including 30 years of combined airline experience.

Today, we strengthened our Board even further with the announcement that Robert Milton, who recently joined United’s Board, will become Non-Executive Chairman following our Annual Meeting later this year.  Robert is the former Chairman and CEO of ACE Aviation Holdings Inc., and previously served as Chairman, President and CEO of Air Canada. Robert is an experienced aviation executive and an excellent choice to lead our Board.  He will succeed Henry Meyer who has decided to retire and not stand for re-election at the 2016 Annual Meeting. I am grateful to Henry for his dedicated Board service and all he has done for our company over the years.

I also want to share the good news that we have reached an agreement with Altimeter Capital Management, LP and PAR Capital Management, Inc., the two shareholders who announced last month their intention to run a proxy contest for six board seats.  Under the agreement, we have added two new directors to our Board, both of whom we think will bring a great deal of value, and we will add a third mutually agreed independent director within the next six months.

Together, these moves put the proxy contest behind us and represent a new day for United’s Board. And as we continue to move full speed ahead in running a great airline, our focus on taking care of each other and our customers has never been more important and our future has never looked more exciting.

Thank you for all that you are doing and I look forward to seeing you around the system. Fly safe and fly friendly.

Oscar

Forward-looking Statements

This communication contains forward-looking statements that reflect the expectations and beliefs of United Continental Holdings, Inc. (the “Company” or “UAL”) with respect to certain current and future events relating to its Board of Directors.  Factors that could cause actual events or results to differ significantly from those described in the forward-looking statements include, but are not limited to, those described in Part I, Item 1A., “Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, as well as other risks and uncertainties set forth from time to time in the reports the Company files with the U.S. Securities and Exchange Commission (the “SEC”). All forward-looking statements in this communication are based upon information available to the Company on the date of this communication. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except as required by applicable law.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in connection with the matters to be considered at the 2016 annual meeting (the “2016 Annual Meeting”) of UAL shareholders.  UAL intends to file a proxy statement and a WHITE proxy card with the SEC in connection with any such solicitation of proxies from UAL shareholders. UAL SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  Shareholders will be able to obtain any proxy statement, any amendments or supplements thereto and other documents filed by UAL with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at UAL’s website at www. ir.united.com in the “Securities Filings” section or by writing to UAL at 233 South Wacker Drive Chicago, Illinois 60606, Attention: Corporate Secretary.

Participants in the Solicitation

UAL and its directors and executive officers may be deemed to be participants in the solicitation of proxies from UAL’s shareholders in connection with the matters to be considered at the 2016 Annual Meeting. Investors may obtain information regarding UAL and its directors and executive officers in UAL’s Annual Report on Form 10-K for the year ended December 31, 2015, which was filed with the SEC on February 18, 2016, and UAL’s definitive proxy statement for its 2015 annual meeting of shareholders (the “2015 Annual Meeting”), which was filed with the SEC on April 24, 2015.  To the extent holdings of UAL securities by UAL’s directors or executive officers have changed since the amounts disclosed in the definitive proxy statement for the 2015 Annual Meeting, such changes have been or will be reflected on Initial Statements of Beneficial Ownership on Form 3 and Statements of Change in Beneficial Ownership on Form 4 filed with the SEC.  More detailed information regarding the identity of potential participants in the solicitation, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with the 2016 Annual Meeting.